Exhibit 10.7

Addendum to a Lease Agreement for Fixed-Term Rented Property Dated 16.6.2006

Held and Signed on the 9 of September 2021

Between:	Ayalot Investment (Ramat Vered) 1994 Ltd. Private Company 512022401
from 7 Jabotinsky Street, Ramat Gan
(hereinafter: “the landlord”)
First Party;

And:	SciVak Ltd. Private Company 513679555
13 Gad Road, Rehovot
P.O. Box 580, 7610303
(hereinafter: “the renter”)
Second Party;

Whereas	the renter, by its former name “SCIGEN (IL) Ltd.”, and the landlord’s predecessor, Africa Israel Properties Ltd., Ayalot Investment (Ramat Vered) 1994 Ltd. and CN: 511693533 (“Shrada Ltd.”) (hereinafter all together: “the original landlord”) signed a lease agreement on all of its appendices on 16.6.06 in relation to the rented property located in Rehovot Park (hereinafter: “the park”) (hereinafter the lease agreement on all its appendices: “the lease agreement”);

Whereas	from time to time, the renter signed addendums to rent additional areas in the park and extend the rent in the areas;

(Hereinafter the lease agreement, its appendices and all the addendums signed to the lease agreement all together: “the main agreement”).

Whereas	the landlord purchased from the original landlord abovementioned the rights to the park, and came in its place for all intents and purposes, it became the owner of the full rights to the park, and it alone will constitute the “landlord” for all intents and purposes of the lease agreement;

Whereas	according to the main agreement at the time of signing this addendum, the renter rents from the landlord areas in the park in a total territory of 3,651 gross square meters, according to following detailing: (a) area of 1,718 gross square meters on the second floor of the building known as stage C; (b) an area of 404 gross square meters on the second floor of the building known as stage C; (c) an area of 35 gross square meters on the mezzanine floor between floors 2 and 3 in the west wing of the building known as stage C; (d) and an area of 30 gross square meters on the second floor of the building known as stage C; (e) an area of 420 gross square meters on the second floor of the building known as stage A; (f) an area of 134 gross square meters on the second floor of the building known as stage A; (g) an area of 420 gross square meters on the second floor of the building known as stage A; (h) an area of 490 gross square meters on the second floor of the building known as stage B (hereinafter all areas together: “the rented property”), the renter was also granted permission to use 54 parking spaces in the park (hereinafter: “the parking spaces”);

Whereas	the renter asked to rent an additional area of 900 gross square meters, which is located on the third floor of the building known as stage A of the park, marked in red in the blueprint attached to this Addendum as Appendix A (hereinafter: “the additional rented property”), as well as to put in use 5 parking spaces on the third floor (the roof floor) in the park whose numbers are 32-36, marked on the blueprint attached to this addendum as Appendix A1 (hereinafter: “the additional parking spaces”), held as of the date of signing this addendum by another renter, Envigo RMS (Israel) Ltd. (hereinafter: “the other renter”);

Whereas	the landlord agrees to comply with the renter’s request, all subject to and in accordance with the terms of this addendum below;

Therefore, it was stated conditioned and agreed between the parties as follows:

1.	Preamble and appendices

The preamble and the appendices to this addendum form an integral part thereof.

2.	Interpretation

The interpretation given to the terms included in this addendum will be the same interpretation given to them in the main agreement, other than if explicitly changed as part of this addendum.

3.	Delivery of the possession of the additional rented property

The additional rented property will be delivered to the renter on 1.7.2022 (hereinafter: “the delivery date”) in the condition as it will be returned by the other renter who holds it.

4.	The lease periods in the additional rented property

4.1.	The lease period in the additional rented property will begin at the time of delivery and will last for 60 consecutive months, i.e., from day 1.7.2022 to day 30.6.2027 (hereinafter: “the lease period of the additional rented property”).

4.2.	Subject to the compliance of all the cumulative conditions listed below, the renter is hereby given the option (hereinafter: “the option”) to extend the lease period in the additional rented property for an additional period of 60 months, starting from the date 1.7.2027 and until 30.6.2032 (hereinafter: “the additional lease period in the additional rented property”):

4.2.1.	The option will be exercised on its own, in an autonomic manner, unless the renter has given the landlord an irrevocable written notice until no later than at least 6 months before the end of the lease period in the additional rented property regarding its intention not to exercise the option.

4.2.2.	The renter did not breach a fundamental violation or repeated violation of the main agreement and this addendum, during the entire lease period in the additional rented property.

5.	Lease terms in the additional rented property

5.1.	During the lease period in the additional rented property, the rent for the additional rented property will be 40 NIS per 1 gross square meter of the additional rented property, per month, plus VAT as defined by law, and linked to the June 2021 index published on 15.7.2021 and was ______ points.

5.2.	During the additional lease period in the additional rented property, the rent for the additional rented property will be 44 NIS per 1 gross square meter of the additional rented property, per month, plus VAT as defined by law, and linked to the fixed index in the above 5.1 section.

5.3.	The maintenance fee per month for the additional rented property during the lease periods of the additional rented property will be at the amount equal to Cost + 15% per one square meter of the additional rented property gross plus VAT. For indication purposes only, the renter is aware that as of the date of signing this addendum, the maintenance fee is 5 NIS per each square meter gross of the additional rented property per month plus VAT as defined by law, linked to the fixed index in section 5.1. above.

5.4.	All of the stated in the lease agreement in relation to the rent, to the extent that it does not contradict the aforesaid in this addendum, will also apply in relation to the rent paid for the additional rented property according to this addendum.

6.	Adjustment works in the additional rented property

6.1.	From the date of delivery of the holding, the renter will perform, through professionals on its behalf and at its expense, all the necessary work to adjust the additional rented property to its purpose (hereinafter: “adjustment works”).

6.2.	The landlord’s consent to perform the adjustment works by the renter is contingent on submitting all the plans made by the renter, including the construction plans, air conditioning and electricity plans, detailed at the level of work plans, prior to their execution, for the landlord’s approval (hereinafter: “plans of the renter”).

6.3.	The renter will not be allowed to perform any work in the additional rented property that has not been approved by the landlord in advance and in writing.

6.4.	The renter alone is responsible for obtaining any license and/or permit, if necessary, for the purpose of carrying out the adjustment works.

6.5.	The responsibility for performing the adjustment works on the additional rented property, including the insurances required for it, will apply only to the renter. The renter will obtain for the landlord an approval to perform the renter’s work insurance in the version attached as Appendix B1 for this addendum, signed by the insurer on behalf of the renter, before and as a condition for the delivery of the additional rented property to the renter.

6.6.	The renter will perform the adjustment works in a manner that does not cause any disturbance to other renters in the park and the building, and will be liable by law towards the landlord and to any third party for any damage and/ or loss caused by it and/ or anyone acting on its behalf, if caused, in the process of and/ or as a result of the execution of the work of the renter, to a body and/ or property and/ or to the rented property and/ or the building, and/ or to its surroundings and/ or contents. In this regard, it will be clarified that the landlord’s authorization for the renter’s work will not impose any liability on it.

6.7.	The insurance provisions that will apply to the parties are listed in the insurance appendix attached to this addendum as an integral part thereof and marked as Appendix B.

For the avoidance of doubt, the provisions of the insurance appendix override the provisions of Section 6.6 above, and in any case of contradiction between the provisions of the Section 6.6 above and the insurance appendix provisions, the provisions of the insurance appendix will apply.

6.8.	The landlord will be entitled to enter the additional rented property, at any time while performing the adjustment work after prior coordination with a representative on behalf of the renter, except in urgent cases when it will then be entitled to enter without coordination, in order to supervise their execution and check the fulfillment of the renter’s obligations, this provision does not impose any liability on the landlord or detracts from the renter’s liability.

6.9.	The renter undertakes to repair any damage and/ or malfunction caused as a result of the execution of the adjustment work. If it will not do so, the landlord will be entitled to do so at the expense of the renter, after giving a written notice to the renter of its intention to do so.

6.10.	The renter alone will be responsible for the equipment and materials imported by it in order to carry out the adjustment work. The renter shall not be permitted to store materials and equipment outside the additional rented property except with the written and prior authorization of the landlord.

6.11.	The renter will ensure that the contractors on its behalf obey the landlord’s instructions and act in accordance with the labor practices established by it, if established.

7.	Electricity

7.1.	As of the date of signing this addendum, the electricity supply to the additional rented property is carried out directly by Israel Electric and not through bulk supply by the landlord.

7.2.	Despite the stated in section 7.1 above, the renter declares and confirms that it is aware that the landlord may determine at any time in advance and in a written notice to the renter that the electricity supply to the additional rented property will be carried out through the bulk electricity supply, in the manner and the conditions stated in Appendix D to the lease agreement. The cost of the change of the electricity supply to the additional rented property via bulk electricity delivery will not apply to the renter.

7.3.	In accordance with the foregoing, at the time of signing of this addendum, the renter will sign a letter of request to cancel a low-voltage connection to the electric company and a letter of commitment and irrevocable consent for the transition to bulk electricity supply, in the attached version as Appendix C to this addendum in relation to the additional rented property.

7.4.	To the extent that the electricity supply to the additional rented property will be carried out through the bulk electricity supply by the landlord, then the renter’s payment to the landlord for the use of electricity in the additional rented property will either way not exceed the electricity rates at which the landlord will be charged for the additional rented property.

8.	Right to use the additional parking spaces

8.1.	During the lease period in the additional rented property and the additional lease period in the additional rented property, the renter will be entitled to make use of the additional parking spaces.

8.2.	During the lease period in the additional rented property, the user fees for the additional parking spaces will be 250 NIS plus VAT as required by law for each additional parking space per month, and in linkage with the fixed index in section 5.1 above.

8.3.	During the additional lease period in the additional rented property, the monthly user fees for the additional parking spaces will be 275 NIS plus VAT as required by law for each additional parking space per month, and in linkage with the fixed index in section 5.1 above.

8.4.	Payment of the user fees for the additional parking spaces will be considered as part of the rent during the lease periods in the additional rented property and will be paid in the manner in which the rent will be paid during the lease periods in the additional rented property.

8.5.	The renter will not be charged a management fee for the additional parking spaces.

8.6.	If property taxes apply for the additional parking spaces, the renter will bear it.

8.7.	For the removal of doubt, the permission to use the additional parking spaces as detailed above is given to the renter for the duration of the lease periods in the additional rented property, and that at the end of the lease periods in the additional rented property, the renter will cease to make use of the additional parking spaces.

9.	Collateral and insurance

9.1.	Collateral

9.1.1.	To ensure all the renter’s obligations to the landlord in all matters relating to the additional rented property and the additional parking spaces, and without derogating from the renter’s obligations with respect to the rented property and the parking spaces, the role of the renter by the landlord at the time of signing this addendum, and as a condition for delivering the holding of the additional rented property to the renter, a bank guarantee equal to the total rent and maintenance fees in the additional rented property and usage fees in the additional parking spaces, plus VAT as legally required for 6 (six) months of rent, a total of 293,085 NIS including VAT, in the version attached as Appendix D for this addendum.

9.1.2.	It is clarified, for the avoidance of any doubt, that the landlord shall be entitled to make use of any of the collateral in its possession, up to the amount due to it from the renter, at its absolute and exclusive discretion, in case of violation of the basic obligations of the renter, whether in connection with the rented property and the parking spaces or in connection with the additional rented property, provided that it acted in the realization of the collateral according to the provisions of the main agreement and this addendum.

9.2.	Insurance

The renter undertakes to provide all the insurances it owes for the additional rented property in accordance with the provisions of Appendix B for this addendum, and to provide the landlord, until and no later than the date of the beginning of the lease period in the additional rented property, an approval of taking out permanent insurances relating to the additional rented property in the version attached as Appendix B2 for this addendum.

10.	General

The parties hereby declare and agree that all statements, terms and obligations as stated in the main agreement shall continue to be valid and will also apply to the respective additional rented property, all subject to the required changes arising from this addendum and/ or as amended and\ or have been explicitly altered in this addendum above.

IN WITNESS WHEREOF the parties have signed:

[Signature and Stamp: Ayalot Investments (Ramat Vered) 1994 Ltd Company No. 512022401]	[Signature and Stamp: SciVac Ltd. 513679555] [Signature and Stamp: Roei Egozi, CFO, SciVac Ltd]
Landlord	renter

3rd floor

Rehovot Park Stage A

Appendix A

1: 500 ratio

ascent to 3rd floor
750
4500
800
2400
750
2250
3000
6400
3750
5600
800
1600
columns to execution in stage C
building border
lot boundary

SciVac Ltd.
513679555

Insurance Appendix – Appendix B

This appendix trumps any provision in the main agreement concerning insurance, and in any case of contradiction between the provisions of the main agreement and the provisions of this appendix in regards to insurance, the provisions of this appendix will prevail (except for commercial provisions that were arranged between the parties). The terms used in this appendix will be interpreted in the way they are interpreted in the main agreement. For the avoidance of doubt, it is clarified that wherever “landlord” is written it means: “the landlord and\ or the management company”, and wherever “landlord and\ or anyone on its behalf” is written it means: “the landlord and\ or the management company and\ or anyone on their behalf”.

1.	Labor insurance in the rented property

1.1.	Subject to the provisions of the agreement in regards to obtaining permission to carry out work on the rented property, if any work will be carried out on the rented property, by the renter or by anyone on behalf of the renter, at any time during the lease period, the renter must provide the landlord and the management company with the approval regarding the insurance of carrying out of the renter’s work that is attached to this agreement and constitutes an integral part thereof and is marked as Appendix B1 (“Approval of the renter’s labor insurance” and “the renter’s labor insurance”, respectively) signed by the renter’s insurer. The presentation of the aforementioned insurance approval of the renter’s work is a precondition for the execution of any work on the rented property, and the landlord and the management company will have the right (but not the obligation) to prevent the renter from performing work on the rented property, if the approval of the renter’s labor insurance was not presented as stated before the work began[1].

Despite the above said, in works in the rented property, the value of which does not exceed 250,000 NIS, the renter may not conduct such labor work insurance, provided that it presents an approval for taking out the renter’s permanent insurances, that specifies that the insurances include coverage for the work conducted in the rented property.

2.	Permanent insurances

2.1.	For the entire duration of the lease, the renter must arrange and maintain the insurances as follows:

2.1.1.	Rented property contents insurance and any other possessions brought to the rented property or the building by or for the renter (including equipment, furniture, facilities and inventory), and any alteration, improvement and addition to the rented property made by the renter or for the renter, in full value and on the basis of reinstatement value, from loss or damage due to the accepted risks in extended fire coverage, including fire, smoke, lightning, explosion, earthquake, storm and strong weather, flood, fluid damage and cracking of pipes, damage by vehicles, damage by aircraft, riots, strikes, malicious damage, broking of glass and burglary damage. The insurance includes a section whereby the insurer waives the right of subrogation towards the landlord and towards the management company and towards employees and managers of the landlord or management company, as well as towards other renters, tenants, and other rights’ holders in the building (together: “other rights’ holders”), in whose property insurance a corresponding section regarding the waiver of the right of subrogation towards the renter exists, or in an agreement conferring on the other rights’ holders as aforesaid rights in the building is included an exemption from liability in favor of the renter for loss or damage that may be caused to the property of the other rights’ holders due to the risks that are included in the extended fire coverage risks; such abovementioned waiver shall not apply to a person who caused the damage maliciously.

1 Limits of liability for approval for labor insurance:

Scope of works	Chapter A – expansion of nearby property and property on which work is done	Limit of liability chapter B
250,000	200,000 NIS	1,000,000 NIS
250,000 – 500,000	300,000 NIS	2,000,000 NIS
500,000 – 1,000,000	300,00 NIS	3,000,000 NIS
Over 1,000,000	400,000 NIS	4,000,000 NIS

2.1.2.	Third party liability coverage that ensures the renter’s liability under law for bodily injury or damage to property that may be caused to the body or property of any person or entity in the rented property and its surroundings, within the limit of liability in the amount of $ 3,000,000 per case and cumulative under the policy[2]. The insurance is extended to cover the landlord and the management company for liability that will be imposed on any of them due to an act or omission of the renter, subject to a cross-liability clause.

2.1.3.	Employers’ liability insurance that insures the renter’s liability under the Torts Ordinance (new version) and/ or according to the Liability for Defective Products Law, 5740-1980 towards the renter’s employees for bodily injury or occupational illness that may be caused to any of them while and due to their work on or around the rented property, within the limit of liability of 6,000,000 NIS (six million NIS) per employee and 20,000,000 NIS (twenty million NIS) per case and in total for the insurance period. The insurance is extended to indemnify the landlord and the management company if decided, in the case of a work accident or any occupational disease, that any of them has any employer obligations towards any of the renter’s employees.

2.1.4.	Consequential loss insurance that insures loss of gross profit of the renter [expressly excluding loss of rent, management fees and parking fees (if any) to the landlord and management company] due to loss or damage caused to the insured’s assets under section 1 above or to the rented property or building structure, as a result of one of the risks insured under section 1 above for an indemnity period of 12 months. The insurance will be extended to cover consequential damages caused by the denial of entrance in accordance with the terms of the policy. For the avoidance of doubt, it is clarified that the foregoing regarding a cessation of electricity supply also in relation to the supply of electricity by the landlord and/ or the management company the insurance includes a section according to which the insurer waives the right of exchange towards the landlord and towards the management company and towards the employees and managers of the landlord or the management company, as well as to the other rights’ holders whose consequential loss insurance includes a corresponding section regarding the waiver of a right of subrogation towards the renter, or an agreement granting the other rights’ holders such rights in the building is included an exemption from liability in favor of the renter in respect of a consequential loss to the other rights’ holders due to the risks that can be covered by extended fire coverage; such waiver shall not apply to a person who caused such damage maliciously.

2 The limits of the liability will be an amount equal to 10,000 NIS double the rented property area in a square meter, but the said amount will not be less than 1,000,000 NIS (one million NIS) for a case and cumulative for the insurance period.

2.2.	Without the need for any requirement on the part of the landlord or the management company, the renter must present to the landlord to the management company, no later than the date of receipt of possession of the rented property or before any assets are transferred to the rented property (other than assets included in the insured works according to section 1.1 above) – the earlier of the two dates – the approval of taking out the insurance, which is attached to this agreement and forms an integral part thereof and is marked as Appendix B2 (“Approval of renter’s permanent insurance” and “Renter’s permanent insurance”, respectively). The renter is signed by the renter’s insurer. The issuance of a permanent insurance approval by the renter is a precondition for receiving the hold of the rented property or for bringing any assets into the rented property (other than assets included in the insured works under section 1.1 above), and the landlord and the management company shall have the right (but not the obligation) to prevent the renter from receiving the hold of the rented property or the insertion of said assets in the event that the approval was not issued before the date specified above.

2.3.	The renter has the right not to take out consequential loss insurance and/ or property insurance, in whole or in part, but the exemption specified in section 2.7 below will apply as if the insurances as aforesaid had been taken out in full.

2.4.	If, in the opinion of the renter, additional or supplementary insurance is required for the renter’s labor insurance or for the renter’s permanent insurances, the renter may take out the additional or supplementary insurance as aforesaid. Any additional or supplementary property insurance as aforesaid shall include a section regarding the waiver of the right of subrogation towards the landlord, the management company and any of the persons on their behalf, as well as towards other renters, tenants, and other rights’ holders in the building (together: “other rights’ holders”), in whose property insurance or in the property chapter for contract work carried out by them included a waiver of a right of transfer towards the renter, provided that the exemption does not apply in favor of the person who caused the damage maliciously.

2.5.	The renter must update the insurance amounts in respect of the insurances taken out according to sections (1) and (4) to the landlord’s permanent insurance approval, from time to time, so that they always reflect the full value of the insured subject under them.

2.6.	The renter exempts the landlord, the management company and those on their behalf as well as the other rights’ holders, in whose lease agreements or any other agreement granting the other rights’ holders such rights in the building includes a corresponding exemption towards the renter, from liability for damage that the renter has indemnification rights in regards thereof, according to the insurances the renter has to take in accordance with section (1) for the approval of the renter’s labor insurance, sections (2.1.1) and (2.1.4) above as well as additional property insurances as stated in section 2.4 above (or that the renter had the right to indemnification for except for the deductibles stated in the policies, but the exemption from such liability will not apply in favor of the person who caused the damage maliciously.

2.7.	At the end of the renter’s permanent insurances period, the renter must deposit with the landlord or the management company the renter’s permanent insurances approval for the extension of its validity for another period. The renter must return and deposit the renter’s permanent insurances approvals on the specified dates, every insurance period and as long as this agreement is valid.

2.8.	Whenever the renter’s insurer notifies the landlord or management company that any of the renter’s permanent insurances is about to be canceled or is about to be subject to change for the worse, the renter must re-edit that insurance and issue a renewed insurance approval, until the date of cancellation or change for the worse in such insurance.

2.9.	For the avoidance of doubt, it is clarified that failure to present the insurance approvals on time will not affect the renter’s obligations under this agreement, including and without prejudice to the generality of the said, any obligation to pay that applies to the renter. The renter must fulfill all the renter’s obligations under the agreement even if the renter is prevented from performing work, receiving possession of the rented property, bringing assets into the rented property, or opening the business in the rented property due to failure to present the permits on time.

2.10.	The landlord and the management company have the right (but not the obligation) to check the insurance permits presented by the renter, and the renter must make any changes or amendments required to conform to the renter’s obligations as stated in this appendix in the agreement. The landlord and management company’s right to examine the permits and order their amendment as described above does not impose on the landlord or the management company or anyone on their behalf any obligation and liability whatsoever in relation to the said insurance certificates, the nature, scope and validity of the insurances made under the said approvals or in their absence and does not detract from any liability imposed on the renter under this agreement or by law.

2.11.	The renter must comply with the terms of the insurance policies drawn up by the renter, pay the insurance premiums in full and on time, and ensure that the renter’s permanent insurance is renewed from time to time as necessary and is valid for the entire lease period.

2.12.	The renter must adhere to reasonable safety guidelines that will be published (if published) from time to time by the landlord or by the management company.

2.13.	The limits of liability required by the insurance permits are a minimum requirement imposed on the renter which does not derogate from any obligation of the renter under the agreement and/ or under any law and does not release the renter from full liability under this agreement and/ or by law. The renter will not have any claim or demand against the landlord or against the management company or against anyone on their behalf, with regard to the limits of such liability.

2.14.	The landlord and the management company do not have any obligation to maintain security or other security measures in the building or in the rented property, and the existence of security or other security measures in the building or in the rented property does not create any obligation or liability towards the renter. The Bailees Law 5727-1967 does not apply to the agreement and its appendices.

2.15.	Without derogating from the provisions of this agreement and without derogating from the responsibility of the landlord or the responsibility of the management company under this agreement or by law, the landlord has to arrange and maintain, either through the landlord or through the management company, for the duration of the agreement, the insurances listed later in this section with a legally authorized and reputable insurance company:

2.15.1.	Building structure coverage (including the rented property) and its adjoining structures and systems, in the full value of their establishment, as well as any additional property of the landlord or the management company located in and around the building, in their establishment value, from loss or damage following the risks that are covered in an extended fire coverage, including fire, smoke, lightning, explosion, earthquake, storm and hurricane, flood, fluid damage and cracking of pipes, damage by vehicles, damage by aircraft, riots, strikes, malicious damage as well as burglary damage. The said insurance will include a section regarding a waiver of the right of transfer towards the renter and those on behalf of the renter, but the said waiver will not apply in favor of the person who caused the damage maliciously. Such insurance shall not include the property expressly specified in section 2.1.1 above and any content, addition, improvement or extension made by or on behalf of or for the renter (and not through the landlord or the management company or anyone on the landlord’s or the management company’s behalf).

2.15.2.	Consequential loss insurance that insures loss of rent and management fees due to damage caused to the building structure (including the rented property structure) as well as any additional assets as stated in section 2.15.1 above due to the risks listed in section 2.15.1 above (excluding burglary), for indemnity period of 24 months. The said insurance will include a section regarding the waiver of the right of subrogation in favor of the renter and those on behalf of the renter, but the said waiver will not apply in favor of the person who caused the damage maliciously.

The landlord and the management company have the right not to take out consequential loss insurance that insures the loss of rent, management fees and parking fees (if any) as stated in this section above, in whole or in part, but the provisions of section 2.19 below shall apply as if the said insurance is taken out in full.

2.15.3.	Third party liability insurance with a liability limit of 4,000,000 NIS (four million NIS) for a case and cumulatively under the policy, which insures the liability of the landlord and the management company according to law for bodily injury or damage to property that may be caused to the body or possessions of any person or legal entity in the building. The insurance will be extended to indemnify the renter for liability imposed on the renter due to an act or omission of the landlord or the management company, subject to a cross-liability section according to which the insurance is considered to have been arranged separately for each of the insured.

2.15.4.	Employers’ liability insurance that insures the liability of the landlord and the management company towards their employees for physical injury or occupational disease that may be caused to any of them while or due on their work in the project and its surroundings, within the limit of liability of 6,000,000 NIS (six million NIS) per employee and 20,000,000 NIS (20 million NIS) for a case and in total for the insurance period. The insurance will be extended to indemnify the renter in case of a work accident or a work-related disease for the renter holds employer responsibility for any of the landlord’s workers or the management company.

2.16.	The landlord has the right, at the sole discretion of the landlord, to take out additional insurance for the insurances specified in section 2.15 above. Any additional property insurance taken out by the landlord in connection with the asset in which the rented property is located, will include a waiver of transfer to the renter and those on behalf of the renter, but such waiver will not apply to the person who caused the damage maliciously.

2.17.	It is agreed that the renter will carry out the payments of the premium for the insurances specified in section 2.15 above, and the renter undertakes to pay the landlord any amount that will be required of it regarding the said premium, within seven days from the landlord’s first demand.

2.18.	In the arrangement of the insurances listed in section 2.15 above, shall not be in addition to the responsibility of the landlord or the management company beyond what is stated in this agreement or to detract from the responsibility of the renter under the agreement or according to law (except as expressly stated in end of section 2.19 below).

2.19.	The landlord exempts, on behalf of the landlord and on behalf of the management company, the renter and those on behalf of the renter from liability for damage for which the landlord or the management company is entitled to indemnification under the insurance the landlord is to take out according to sections 2.15.1 and 2.15.2 above and insurance in accordance with section 2.16 above, insofar as they were taken out (or were entitled to indemnification for it without the deductibles specified in the policies and/ or missing insurance and/ or violation of the terms of the insurance policies), but exemption from such liability will not apply to the one who caused the damage maliciously.

2.20.	Notwithstanding the foregoing, if there was an insurance event which is insured under sections 2.15.1 and 2.15.2 and 2.16 above in circumstances which are the responsibility of the renter as stated in the agreement or by law, the renter must bear the amount of damage caused up to the deductible under the said policies, provided it does not exceed 10,000 $.

Appendix B1 – Approval of the Renter’s Labor Insurance

Approval of existence of insurances – contracting work insurance \ in building						Date of issue of approval (DD\MM\YYYY)
This insurance approval is a reference to the fact that the insured has a valid insurance policy, in accordance with the information specified in it. The information detailed in this approval does not include all the terms of the policy and its exceptions. However, in the event of a conflict between the conditions specified in this approval and the conditions set forth in the insurance policy, what is stated in the insurance policy will prevail, except in the case where a condition in this approval benefits the applicant for the approval.
The applicant for the approval		The insured		Address of the insured property\ Address of the place of works		Status of the applicant for the approval
Name of landlord: _______________ and\ or parent company and\ or subsidiaries and\ or related companies and\ or the management company		Name of the renter and\ or contractors and\ or sub-contractors				☐ Contractor ☐ Sub-contractor ☐ Renter ☒ Other: landlord\ management company
ID\ Private Company		ID\ Private Company
Address		Address
Coverages
Policy Chapters Division by limits of liability or insurance amounts	Policy No.	Policy version and addition	Beginning date	End date	Limits of liability\ insurance amount\ work worth		Additional coverages in effect and cancellation of exceptions
					Amount	Currency
All the risks contractual works Example extensions details can be given according to policy chapters					Amounts must be updated in accordance with the table on page 1 of the insurance addendum in the connection agreement		318, 309, 308 (Waiver of transfer towards tenants, renters, and other rights’ holders in the asset (subject to reciprocity) 313,314, 316, 318, 328
Theft and burglary						included
Property on which work is done						NIS
Adjacent property						NIS
Property in transfer						NIS
Removal of rubble						NIS
Third party					The amounts should be updated in accordance with footnote 2 on page 1 of the Insurance Addendum to the connection agreement	NIS	318, 302, 315, 312, 328
Employer’s liability					20,000,000	NIS	318, 328
Details of the services (subject to the services specified in the agreement between the insured and the applicant for approval, the service code must be indicated from the list detailed in Appendix C):
074 Constructions and renting 096
Cancellation\ change of policy
A change for the worse of the applicant for approval or cancellation of an insurance policy will not take effect until 30 days after sending a notice to the applicant for approval regarding the change or cancellation.
The signature of the approval
The insurer:

Appendix B2 – Approval of the Renter’s Permanent Insurances

Approval of the existence of insurances					Date of issue of approval (DD\MM\YYYY)
This insurance approval is a reference to the fact that the insured has a valid insurance policy, in accordance with the information specified in it. The information detailed in this certificate does not include all the terms of the policy and its exceptions. However, in the event of a conflict between the conditions specified in this approval and the conditions set forth in the insurance policy, what is stated in the insurance policy will prevail, except in the case where a condition in this approval benefits the applicant for the approval.
The applicant for the approval*		The insured		The nature of the deal	Status of the applicant for the approval*
Name of landlord: Amot Investments Ltd. and\ or parent company and\ or subsidiaries and\ or related companies and\ or the management company		Name of the renter: ________________		☐ real estate ☐ services ☐ product supply ☒ other: rent of a property located in ________	☒ the landlord and\ or management company ☐ renter ☐ franchisee ☐ sub-contractors ☐ service requester ☐ supply requester ☐ other: __________
ID\ Private Company		ID\ Private Company
Address		Address
Coverages
Insurance type Division by limits of liability or insurance amounts	Policy No.	Wording and edition of the policy	Beginning date	End date	Limits of liability\ insurance amount	Additional coverages in effect and cancellation of exceptions A coverage code must be specified in accordance with Appendix D
				Amount	Currency
Possessions					NIS	309, 328, 308 (Waiver of transfer to another party: tenants, renters, and other rights’ holders in the property (subject to reciprocity)
Third party				3,000,000	$

302 (cross liability)

309 (Waiver of transfer in favor of the applicant for approval)

315 (coverage for NSC claims)

321 (Additional insured for acts or omissions of the insured – applicant for approval)

322 (applicant for approval is defined as third party) 328 (precedence)

Employer’s liability				20,000,000	NIS	319 (Additional insured - was and will be considered the employer of any of the insured’s employees) 309 (Waiver of transfer in favor of the applicant for approval) 328 (precedence)
Other Consequential loss					NIS

309 (Waiver of transfer in favor of the applicant for approval)

308 (Waiver of transfer to another party: tenants, renters, and other rights’ holders in the property (subject to reciprocity)

328 (precedence)

Details of the services (subject to the services specified in the agreement between the insured and the applicant for approval, the service code must be indicated from the list detailed in Appendix C)*
Renting 096
Cancellation\ change of policy*
A change for the worse of the applicant for approval or cancellation of an insurance policy will not take effect until 30 days after sending a notice to the applicant for approval regarding the change or cancellation.
The signature of the approval
The insurer:

Appendix C

Request for Cancellation of a Low-Voltage Connection to the Electricity Company and a Letter of Commitment and Irrevocable Consent to Switch to Bulk Electricity Supply

Attn.

The Israel Electric Corporation Ltd. - Rehovot District

Ayalot Investments (Ramat Vered) 1994 Ltd.

Hereinafter: “the owner\ the landlord”

I the undersigned SciVac Ltd. private company 513679555, rent lots 17 and 19 in the rented property in the Rehovot Park complex in Block 3649 (hereinafter: “the renter”), holder of the Electric Corporation contract no.____________ declare and commit in an irrevocable manner as follows and this in relation to the leasing of an area of 900 gross square meters located on the third floor of the building known as stage A in the Rehovot Park only:

1.	As an electricity consumer in the Rehovot Park complex, which is owned by the owners whose details are stated above, I ask the Israel Electric Corporation Ltd. to cancel the electricity connection registered in my name at the Electric Company, including the dismantling of it. I am aware that after the dismantling of the connection as stated, the electricity supply to the complex and the rented property will be the full responsibility of the owner and/ or anyone on its behalf, which is agreed and acceptable to me.

2.	I know and agree that the electricity supply to the complex and the rented property will be changed to bulk supply and that it is the owner who will provide the electricity within the complex (including transformation from high voltage to low voltage).

3.	Since it is the owner who will provide the electricity as a whole to all electricity consumers in the complex, through a bulk electricity connection, it is known and agreed that the following conditions will apply on me:

3.1.	The payments relating to the electricity supply for me will be paid by me directly to the owner.

3.2.	Any inquiry I have regarding the electricity supply in the complex will now be directed to the owner only.

4.	In view of the foregoing, I will not have, as a renter, a claim on any grounds against the Electric Company for failure to supply electricity or interference in the electricity supply.

Date	signature + company stamp + private company no.\ I.D.

Appendix D

Attn.

Ayalot Investments (Ramat Vered) 1994 Ltd.,

Addressed ________________

Branch: _________

Address: ___________

Date: ___________

Dear Sir\ Madam

Re: Bank Guarantee No._____________

1.	We hereby guarantee to you a payment of any amount up to a total of 293,085 NIS (Two hundred and ninety-three thousand eighty-five NIS) (hereinafter: “guaranteed amount”), that you shall demand from SciVac Ltd. private company 513679555 (hereinafter: “the guaranteed”), in connection with a lease agreement signed between you and the guaranteed, all additions thereto, as signed or will be signed periodically.

This amount will be linked to the Consumer Price Index as published from time to time by the Central Bureau of Statistics and Economic Research, under the linkage conditions below:

The “basic index” for the purpose of this guarantee will be an index for the month of June 2021 published on the 15th of the following month (or close to that date), at a rate of ____ points.

The “new index” for this guarantee will be the index that was published recently and prior to receiving your claim according to this guarantee.

The linkage differences regarding this guarantee will be calculated as follows: if it turns out that the new index has increased compared to the basic index, then the amount of the guarantee will be calculated when it is increased at the same rate as the rate of increase of the new index compared to the basic index. If the new index is lower than the basic index, we will pay you the amount specified in your claim up to the amount of the guarantee, without any linkage differences.

2.	According to your first written request, no later than ten days from the date your request was received by us at our address indicated above, we will pay you any amount specified in the claim provided that it does not exceed the guarantee amount plus linkage differences, without imposing an obligation on you to prove or explain your demand and without you having to demand the payment first by the guaranteed.

3.	This guarantee will remain valid until day ______ of month ______ year _______ (inclusive) only and after that date it will be null and void. Any request under this letter of guarantee must be received by us in writing according to our address indicated above, no later than the above stated date and the closing time for the customer reception of our branch.

4.	A written demand that reaches the bank via facsimile will also constitute a written demand for the purpose of this guarantee.

5.	This guarantee is not transferable or convertible.

Respectfully,

Bank___________